Exhibit 99.2
The RealReal Fourth Quarter and Full Year 2021 Stockholder Letter
Feb. 23, 2022

Dear Stockholders,

We are pleased to report solid financial and operational results for the fourth quarter and full year 2021, including continued strong top-line growth and significant operating expense leverage. We are encouraged by our ability to continue to grow the business at a high rate while also effectively managing operating expenses.

For the fourth quarter of 2021, we generated gross merchandise value (GMV) of $437 million, a year-over-year increase of 45%. GMV growth during the quarter was driven by a 28% increase in orders as well as a 13% year-over-year increase in average order value (AOV). Total revenue in the fourth quarter was up 67% year-over-year to $145 million. Repeat buyers accounted for 84% of total GMV in the fourth quarter of 2021 compared to 82% in the same period of 2020, which demonstrates our strong customer retention.

During full year 2021, we generated GMV of $1,482 million, an increase of 50% compared to full year 2020. Revenue for full year 2021 was $468 million, an increase of 56% year-over-year. We ended 2021 with 797,000 active buyers on a trailing twelve month basis, up 23% compared to the end of 2020, which is a positive indication of continued buyer engagement with our marketplace.

Our Adjusted EBITDA loss improved both sequentially and on a year-over-year basis to $26.9 million for the fourth quarter of 2021. Adjusted EBITDA loss for full year 2021 was $126.9 million, or 27% of revenue, compared to an Adjusted EBITDA loss of $128.0 million, or 43% of revenue, in 2020.

We ended 2021 with $418 million of cash on-hand, and we believe our cash on hand will give us sufficient liquidity to operate our business until we reach Adjusted EBITDA profitability. At the end of 2021, we had $71 million of inventory derived from three main sources: company purchases of vendor inventory, out-of-policy returned items, and Get Paid Now inventory (consignor goods that are bought up-front). While sales of company-owned inventory must necessarily remain a part of our sales mix due to out-of-policy returns and our Get Paid Now customer offering, we intend to limit the amount of purchases of company-owned vendor inventory going forward.

During 2021, we capitalized on technology investments in our operations. For instance, we recently introduced proprietary diamond measurement equipment, developed in partnership with the University of Arizona. This technological advancement enables diamonds to be measured more quickly, more accurately and with less labor expense than the more traditional manual process previously employed. Additionally, we are utilizing proprietary machine learning and artificial intelligence (AI) models to predict item authenticity, improving efficiency, efficacy and unit economics. By the end of 2022, we estimate approximately 40% of our handbags will go through this process. Also, we continue to refine our pricing algorithms to increase average selling prices (ASPs) for our consignors. Through the expanded use of technology in our operations, we are improving unit economics, enabling the scaling of our business, and driving higher ASPs.

As committed to previously, we will now provide forward-looking financial guidance for the first quarter and full year 2022 as follows:

	Q1 2022	Full Year 2022
GMV	$410 - $425 million	$2,000 - $2,100 million
Total Revenue	$130 - $140 million	$635 - $665 million
Adjusted EBITDA	$(39) - $(35) million	$(100) - $(80) million

Regarding guidance, the implied first quarter GMV growth rate is below our annual guidance growth rate due to increases in COVID-19 cases, which impacted our operations in late December 2021 and into early January 2022. Importantly, this surge did not impact supply from consignors. Instead, it impacted our short-term operations staffing levels and thus our speed in processing items. As a result, our GMV was impacted in January. Staffing levels improved in February and we anticipate processing times will now return to a more normal level. Throughout this period, we were and continue to be encouraged that supply coming into our facilities remains healthy.

With regard to longer-term expectations, we project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024. This projection relies on a number of assumptions: (1) continued top-line growth of at least 30 percent, (2) operational excellence with improved variable cost productivity, and (3) controlling our fixed costs and leveraging our prior investments.

We have never been more excited about the long-term prospects of our business. The recent growth and heightened interest in luxury resale indicate increased consumer demand and momentum in the space. We believe The RealReal, with our increasing brand recognition, technology and data capabilities, full-service business model, and robust digital platform, is particularly well-positioned to capitalize on these trends.

We look forward to providing more details regarding our path to profitability and our long-range financial targets, which we refer to as Vision 2025, at our investor day planned for March 22, 2022. The investor day will be held in-person at our Authentication Center in Phoenix and will feature presentations from The RealReal executive team, a question-and-answer session, and a facility tour. The presentations and question-and-answer session will be available via a live webcast and will also be available for replay following the event.
Executive Summary & Key Takeaways

▪Solid Results for Fourth Quarter and Full Year 2021: Today, we reported financial and operational results for the fourth quarter and full year 2021 with continued strong top-line growth and significant operating expense leverage.

▪Continued Technology Advancements: In 2021, we expanded our use of technology in our operations, which is enabling improved unit economics, scaling of our business, and higher ASPs.

▪Guidance for First Quarter and Full Year 2022: Today, we provided forward-looking financial guidance for the first quarter and full year 2022. Despite some processing delays due to short-term operations staffing challenges in January related to COVID-19 cases, supply coming in remains healthy and we anticipate a strong 2022.

▪Timeline to Profitability: We anticipate reaching Adjusted EBITDA profitability on a full year basis in 2024. To accomplish this goal, we must continue to grow revenue, improve our variable cost structure, and control our fixed costs.

▪Upcoming Investor Day: We intend to hold an in-person investor day on March 22, 2022, at our Authentication Center in Phoenix. At that time, we will go into more detail regarding our path to profitability and our long-term financial targets, which we are referring to as Vision 2025.

Environment, Social and Governance (ESG) Update
ESG plays a critical role in our business and our culture at The RealReal. As a result, we continue to enhance our internal processes and external reporting with oversight from our Board of Directors in these crucial areas.

On the sustainability front, we are proud of our broader social impact through our mission to extend the life of luxury and create a more sustainable future. In addition to being a thought leader, we are proud to enable the circular economy. We firmly believe that The RealReal can deliver on our commitment to be a responsible steward to the environment, to our employees and to our communities. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment. Additionally, since our last stockholder letter, we received our second Carbon Disclosure Project (CDP) score and experienced improved results. Heading into our third year of CDP scoring, we will continue to work toward further progress on this and other environmental initiatives.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site at investor.therealreal.com/social-impact.

In closing, we want to thank our entire team at The RealReal for their hard work and dedication in delivering these solid 2021 results, and we are excited to continue on our path of growth and progress toward profitability as we move through 2022.

Importantly, we want to thank our more than 25 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Julie Wainwright

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic, and our financial guidance, timeline to profitability, 2025 vision and long-range financial projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenue	$145,125	$86,832	$467,692	$299,949
Adjusted EBITDA Reconciliation:
Net loss	$(52,195)	$(50,779)	$(236,107)	$(175,832)
Depreciation and amortization	5,691	5,172	23,531	18,845
Stock-based compensation	12,478	7,411	48,802	24,322
Payroll taxes expense on employee stock transactions (1)	201	—	1,168	—
Legal fees reimbursement benefit (2)	(704)	—	(1,204)	—
Legal settlement (3)	1,601	—	13,389	1,110
Restructuring charges (4)	—	—	2,314	514
Interest income	(116)	(168)	(365)	(2,518)
Interest expense	6,157	2,454	21,531	5,264
Other (income) expense, net	(1)	80	(23)	169
Provision (benefit) for income taxes	(27)	63	56	101
Adjusted EBITDA	$(26,915)	$(35,767)	$(126,908)	$(128,025)
Adjusted EBITDA (% of revenue)	(18.5)%	(41.2)%	(27.1)%	(42.7)%

(1) We exclude employer payroll tax expense related to employee stock-based transactions because we believe that excluding this item provides meaningful supplemental information regarding our operating results. In particular, this expense is dependent on the price of our common stock at the time of vesting or exercise, which may vary from period to period, and other factors that are beyond our control and do not correlate to the operation of the business. When evaluating the performance of our business and making operating plans, we do not consider these items. Similar charges were not adjusted in 2020 as they were not material.
(2) During the year ended December 31, 2021, we received insurance reimbursement of $4.3 million related to legal fees for a certain matter, of which $3.1 million have been applied to the current year's legal expenses.
(3) On November 5, 2021, a stipulation of settlement was filed with the federal court to settle the putative shareholder class action filed against us, our officers and directors, and the underwriters for the Company’s initial public offering. The stipulation of settlement is subject to preliminary and final approval by the court. The financial terms of the settlement stipulation provide that the Company will pay $11.0 million within thirty (30) days of the later of preliminary approval of the settlement or plaintiff’s counsel providing payment instructions. Also on November 5, 2021, a stipulation of settlement was filed in the derivative case filed against us as a nominal defendant and our officers and directors as defendants. The stipulation of settlement was finally approved by the court on February 11, 2022. The stipulation of settlement was preliminarily approved on December 8, 2021, and the $0.5 million was paid within 30 days of preliminary approval, or on January 7, 2022.
(4) The restructuring charges for the year ended December 31, 2021 comprise of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse. The restructuring charges for the year ended December 31, 2020 consist of COVID-19 related costs including employee severance.
The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Marketing	$18,371	$17,066	$62,749	$54,813
Operations and technology	62,923	45,950	235,829	163,808
Selling, general and administrative	43,914	38,715	176,418	140,652
Legal settlement	1,601	—	13,389	1,110
Total operating expenses (1)	$126,809	$101,731	$488,385	$360,383

(1) Includes stock-based compensation as follows:
Marketing	$633	$527	$2,557	$1,755
Operating and technology	5,606	3,019	21,395	10,241
Selling, general and administrative	6,239	3,865	24,850	12,326
Total	$12,478	$7,411	$48,802	$24,322